Exhibit 10.1

Hardinge Inc.

Summary Sheet Regarding Changes to Non-Employee

Director Compensation Arrangements

Effective as of September 1, 2011

Effective as of September 1, 2011, the following changes have been made to the compensation arrangements for directors of Hardinge Inc. (the “Company”) who are not also full-time employees of the Company:

Certain Director Compensation Arrangements

Committee Chair Fees	$8,000 per year for the Chairman of the Audit Committee; $4,000 per year for the Chairman of other committees. Entire fee is paid at the beginning of the year.

Meeting Fees	$1,500 for each board meeting attended; $1,000 for each committee meeting attended.

Prior to September 1, 2011

Set forth below are the existing Company director compensation arrangements which were the subject of the changes reflected above. The director compensation arrangements reflected below will remain in effect until September 1, 2011.

Certain Director Compensation Arrangements

Committee Chair Fees	$7,200 per year for the Chairman of the Audit Committee; $3,600 per year for the Chairman of other committees. Entire fee is paid at the beginning of the year.

Meeting Fees	$1,350 for each board meeting attended; $900 for each committee meeting attended.